Exhibit 99.1

PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	April 26, 2007
No. 1098

Coherent, Inc. Reports Selected Financial Information for the Second Fiscal Quarter 2007
Results Include Higher Sales and Orders

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced unaudited selected financial results for its second fiscal quarter 2007 ended March 31, 2007.

Net sales for the second quarter of fiscal 2007 totaled $152.1 million, an increase of 4.2% compared to $146.0 million reported in the second quarter of fiscal 2006 and a sequential increase of 3.1% as compared to $147.6 million in the first quarter of fiscal 2007.

Orders received during the quarter ended March 31, 2007 of $151.9 million increased 3.8% from the same prior year period and increased 11.5% compared to the immediately preceding first quarter of fiscal 2007, resulting in a book to bill ratio of 1.0. Backlog was $189.3 million at March 31, 2007 compared to a backlog of $189.8 million at December 30, 2006 and $191.5 million at April 1, 2006.

At March 31, 2007, Coherent’s cash, cash equivalents and short-term investments totaled $527.0 million representing an increase of $5.1 million compared to the prior quarter ended December 30, 2006.

“We are pleased by the overall orders performance in our second fiscal quarter.  In particular, incoming orders for the materials processing and instrumentation markets were exceptional. These results serve to highlight the breadth and depth of our product portfolio and the benefits of market diversification,” said John Ambroseo, Coherent’s President and Chief Executive Officer. “We plan to continue to develop this philosophy through internal product development and strategic initiatives,” he added.

Ambroseo continued, “Our recently announced acquisition of Nuvonyx provides additional growth opportunities in the materials processing market.  The combination of design simplicity and lower cost of ownership offered by direct diode platforms provides customers a compelling competitive advantage in the marketplace.”

As previously mentioned, during the fourth fiscal quarter 2006 and the first fiscal quarter 2007 press releases, Coherent initiated an independent review by a special committee of its board of directors of the company’s historical stock option practices and related accounting.  The company requested the independent review following an internal review of its historical stock option practices, which was a voluntary review initiated in light of news of the option practices of numerous companies across several industries.  Independent counsel and advisors are assisting the special committee with its review.  At this time, Coherent has not determined if it needs to record any non-cash adjustments related to prior stock option grants or to restate any of its previously filed financial statements. The company will provide only selected financial information while the special committee completes its review.

Coherent’s conference call scheduled for 1:30 p.m. PT today will include discussions relative to the current selected financial information and some comments regarding forward looking guidance on future operating performance.

The statements in this press release that relate to future plans, events or performance, including statements such as these results serve to highlight the breadth and depth of our product portfolio and the benefits of market diversification, we plan to continue to develop this philosophy through internal product development and strategic activity, and our recently announced acquisition of Nuvonyx provides additional growth opportunities in the materials processing market, and the combination of design simplicity and lower cost of ownership offered by direct diode platforms provides customers a compelling competitive advantage in the marketplace, are forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with general market and business conditions, the successful integration of the Nuvonyx acquisition, currency adjustments, contract cancellations, customer payments and acceptance of our products, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, and development of markets for the company’s products and services, the final conclusions of the special committee (and the timing of such conclusions) concerning matters relating to the company’s stock option grants and other risks identified in the company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  As noted above, a special committee of the board of directors has initiated an independent review regarding the company’s historical stock option practices and related accounting. There can be no assurance that the outcome of this review will not result in a change to or restatement of financial results provided by Coherent for this or any historical period. In addition, the review and possible conclusions may have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded; accounting adjustments to the company’s financial statements for the periods in question; the company’s ability to file required reports with the SEC on a timely basis; the company’s ability to meet the requirements of the Nasdaq Stock Market for continued listing of its shares; potential claims and proceedings relating to such matters, including shareholder litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the company resulting from any accounting adjustments or other factors.

Readers are encouraged to refer to the risk disclosures described in the company’s Registration Statement on Form S-3 (as amended and filed with the SEC on October 4, 2006) and the reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the company.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the company’s Web site at http://www.coherent.com/ for product and financial updates.

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